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                                                                    EXHIBIT 11.1


                             Erols Internet, Inc.

                  STATEMENT RE: COMPUTATION OF LOSS PER SHARE

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
                                     Period from
                                    August 1, 1995
                                    (inception) to         Year ended              Nine Months Ended
                                     December 31,         December 31,               September 30,
                                        1995                 1996               1996             1997
                                --------------------   ---------------    --------------    -------------
Net loss per share:
Weighted average number of
 shares outstanding                               --           364,532                --        5,644,855
Common equivalent shares from
 options issued during the
 twelve month period prior to
 the filing of the S-1 (using
 the treasury stock method)                  832,292           832,292           832,292          832,292
Common stock issued during the
 twelve month period prior to
 the filing of the S-1 (using
 the treasury stock method)                1,230,248         1,230,248         1,230,248           40,624
                                --------------------   ---------------    --------------    -------------
Total                                      2,062,540         2,427,072         2,062,540        6,517,771
                                ====================   ===============    ==============    =============

Net loss                                 $(1,018,274)     $(16,640,853)     $(10,287,183)    $(16,447,053)
                                --------------------   ---------------    --------------    -------------
Net loss per share                            $(0.49)           $(6.86)           $(4.99)          $(2.52)
                                ====================   ===============    ==============    =============
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